EXHIBIT 99.1

GSI Technology, Inc. Reports Second Quarter Fiscal 2020 Results

SUNNYVALE, Calif., Oct. 24, 2019 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ:GSIT) today reported financial results for its second fiscal quarter ended September 30, 2019.

Summary Financial Results Table (in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	Sept. 30, 2019	June 30, 2019	Sept. 30, 2018	Sept. 30, 2019	Sept. 30, 2018
Net revenues	$11,740	$13,019	$12,832	$24,759	$24,098
Gross margin (%)	55.9%	63.3%	62.6%	59.8%	57.3%
Operating expenses	$8,491	$8,472	$8,425	$16,963	$15,872
Operating loss	$(1,923)	$(229)	$(394)	$(2,152)	$(2,053)
Net loss	$(1,768)	$(125)	$(351)	$(1,893)	$(1,997)
Net loss per share, diluted	$(0.08)	$(0.01)	$(0.02)	$(0.08)	$(0.09)

Lee-Lean Shu, Chairman and Chief Executive Officer, commented, “Net revenues and gross margin came in within the range of our guidance for the second quarter. This is an exciting time for GSI Technology. In the second quarter, we successfully advanced our Gemini-1™chip on numerous fronts. We’re on track for upcoming customer training sessions in similarity search applications at our US headquarters.  We have also begun benchmarking our device against industry standard benchmarks. We are currently testing our device against the one million item database benchmark and will soon be testing against benchmarks with larger databases of ten million, 100 million and a billion items, all of which we expect to complete before calendar year-end. The third silicon spin of Gemini-I™ is expected back from TSMC later in the third fiscal quarter or early in the fourth fiscal quarter. In addition, we are bringing up production boards in preparation for customer demonstrations and are expecting the boards to be ready early in calendar 2020. Our AI team continues to develop the software libraries and algorithms for our expected release of Gemini-1™ in calendar 2020.”

Commenting on the outlook for GSI’s third quarter of fiscal 2020, Mr. Shu stated, “The internal qualification processes for our radiation hardened SigmaQuad product is expected to be completed before calendar year-end. However, the customer order for the radiation hardened SigmaQuad product that was anticipated before the end of calendar year 2019 has been delayed. As a result, our current expectations for the upcoming quarter are net revenues in a range of $9.7 million to $10.7 million, with gross margin of approximately 60% to 62%. In addition, we expect to incur a charge of approximately $2.7 million during the third quarter of fiscal 2020 for purchased intellectual property that will be incorporated into the next generation of our Gemini™ chip.”

Second Quarter Fiscal Year 2020 Summary Financials

The Company reported a net loss of $(1.8 million), or $(0.08) per diluted share, on net revenues of $11.7 million for the second quarter of fiscal 2020, compared to net loss of $(351,000), or $(0.02) per diluted share, on net revenues of $12.8 million for the second quarter of fiscal 2019 and a net loss of $(125,000), or $(0.01) per diluted share, on net revenues of $13.0 million in the first quarter of fiscal 2020. Gross margin was 55.9% compared to 62.6% in the prior year period and 63.3% in the preceding first quarter.

In the second quarter of fiscal 2020, sales to Nokia were $5.3 million, or 45.2% of net revenues compared to $6.0 million, or 46.6% of net revenues, in the same period a year ago and $6.0 million, or 45.7% of net revenues in the prior quarter. Military/defense sales were 23.4% of second quarter shipments compared to 16.4% of shipments in the comparable period a year ago and 21.0% of shipments in the prior quarter. SigmaQuad sales were 63.5% of second quarter shipments compared to 66.4% in the second quarter of fiscal 2019 and 67.9% in the prior quarter.

Total operating expenses in the second quarter of fiscal 2020 were $8.5 million, compared to $8.4 million in the second quarter of fiscal 2019 and $8.5 million in the prior quarter. Research and development expenses were $5.8 million, compared to $5.8 million in the prior year period and up from $5.6 million in the prior quarter. Selling, general and administrative expenses were $2.7 million in the quarter ended September 30, 2019 compared to $2.7 million in the prior year quarter, and down from $2.9 million in the previous quarter.

Second-quarter fiscal 2020 operating loss was $(1.9 million) compared to $(394,000) in the prior year period and $(229,000) in the prior quarter. Second-quarter fiscal 2020 net loss included interest and other income of $210,000 and a tax provision of $55,000, compared to $145,000 in interest and other income and a tax provision of $102,000 for the same period a year ago. In the preceding first quarter, net loss included interest and other income of $147,000 and a tax provision of $43,000.

Total second quarter pre-tax stock-based compensation expense was $642,000 compared to $552,000 in the comparable quarter a year ago and $651,000 in the prior quarter.

At September 30, 2019, the Company had $68.1 million in cash, cash equivalents and short-term investments and $4.8 million in long-term investments, compared to $61.8 million in cash, cash equivalents and short-term investments and $9.0 million in long-term investments at March 31, 2019. Working capital was $75.6 million as of September 30, 2019 versus $68.6 million at March 31, 2019, with no debt.  Stockholders’ equity as of September 30, 2019 was $95.8 million compared to $93.2 million as of the fiscal year ended March 31, 2019.

Conference Call

GSI Technology will review its financial results for the quarter ended September 30, 2019 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, October 24, 2019. To listen to the teleconference, please call toll-free 1-888-394-8218 approximately 10 minutes prior to the above start time and provide Conference ID 2977002. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI’s resources are currently focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments and Gemini-1™, the associative processing unit designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe and Asia.  For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected.  These risks include those associated with the normal quarterly and fiscal year-end closing process.  Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer relationships for the sale of such products. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

GSI Technology, Inc.
Douglas M.  Schirle
Chief Financial Officer
408-331-9802

Hayden IR
Kim Rogers
Managing Director
385-831-7337
Kim@HaydenIR.com

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2019	2019	2018	2019	2018

Net revenues	$11,740	$13,019	$12,832	$24,759	$24,098
Cost of goods sold	5,172	4,776	4,801	9,948	10,279

Gross profit	6,568	8,243	8,031	14,811	13,819

Operating expenses:

Research & development	5,833	5,595	5,752	11,428	10,602
Selling, general and administrative	2,658	2,877	2,673	5,535	5,270
Total operating expenses	8,491	8,472	8,425	16,963	15,872

Operating loss	(1,923)	(229)	(394)	(2,152)	(2,053)

Interest and other income, net	210	147	145	357	168

Loss before income taxes	(1,713)	(82)	(249)	(1,795)	(1,885)
Provision for income taxes	55	43	102	98	112
Net loss	$(1,768)	$(125)	$(351)	$(1,893)	$(1,997)

Net loss per share, basic	$(0.08)	$(0.01)	$(0.02)	$(0.08)	$(0.09)
Net loss per share, diluted	$(0.08)	$(0.01)	$(0.02)	$(0.08)	$(0.09)

Weighted-average shares used in
computing per share amounts:

Basic	22,975	22,605	21,844	22,791	21,707
Diluted	22,975	22,605	21,844	22,791	21,707

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2019	2019	2018	2019	2018

Cost of goods sold	$52	$55	$61	$107	$114
Research & development	397	399	321	796	644
Selling, general and administrative	193	197	170	390	336
	$642	$651	$552	$1,293	$1,094

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Sept. 30, 2019	March 31, 2019
Cash and cash equivalents	$45,724	$42,495
Short-term investments	22,352	19,346
Accounts receivable	7,488	7,339
Inventory	5,045	5,685
Other current assets	3,235	2,500
Net property and equipment	8,478	9,001
Long-term investments	4,788	8,997
Other assets	11,657	10,860
Total assets	$108,767	$106,223

Current liabilities	$8,277	$8,733
Long-term liabilities	4,721	4,335
Stockholders' equity	95,769	93,155
Total liabilities and stockholders' equity	$108,767	$106,223